                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-62180

                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED JUNE 18, 2001)

                                  $251,000,000
                        AFFILIATED MANAGERS GROUP, INC.
                     LIQUID YIELD OPTION-TM- NOTES DUE 2021
                            (ZERO COUPON -- SENIOR)
                                      AND
                           COMMON STOCK ISSUABLE UPON
                            CONVERSION OF THE LYONS

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    This document supplements the Prospectus dated June 18, 2001 relating to the resale by the holders of Liquid Yield Option-TM- Notes (Zero Coupon--Senior) due 2021 (the "LYONs") and the shares of common stock issuable upon conversion of the LYONs.

    This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated June 18, 2001.

    The following sets forth information about the principal amount at maturity of LYONs and the underlying common stock beneficially owned by each selling securityholder that may be offered using this Prospectus. All information concerning beneficial ownership has been provided by the selling securityholders and is as of May 3, 2002.

-TM-TRADEMARK OF MERRILL LYNCH & CO., INC.

                       ADDITIONAL SELLING SECURITYHOLDERS

    The table below lists additional selling securityholders for the table on page 37 of the Prospectus.

                                            AGGREGATE PRINCIPAL                  SHARES OF
                                              AMOUNT OF LYONS     PERCENTAGE    COMMON STOCK   PERCENTAGE OF
                                             AT MATURITY THAT      OF LYONS     THAT MAY BE     COMMON STOCK
NAME                                            MAY BE SOLD       OUTSTANDING     SOLD(1)      OUTSTANDING(2)
----                                        -------------------   -----------   ------------   --------------
D.E. Shaw Investment Group, L.P.(3).......      $ 1,400,000             *          16,267             *
D.E. Shaw Valence Portfolios, L.P.(3).....      $ 5,600,000           2.2%         65,069             *

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*   Less than 1%

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of
    11.6195 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs--Conversion Right." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, using 22,136,869 shares of common stock outstanding as of May 30, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(3) Although the total principal amount of selling securityholders listed is more than $251,000,000, the maximum principal amount of LYONs that may be sold under this prospectus will not exceed $251,000,000.

                           --------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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             The date of this Prospectus Supplement is May 6, 2002.

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